Exhibit 99.1

PGi Announces Completion of Acquisition by Siris Capital Group

Ted Schrafft Named PGi CEO; Company Positioned to Enhance Customer Value and Extend Lead in UC&C Market

ATLANTA and NEW YORK – December 8, 2015 – Premiere Global Services, Inc. (“PGi”)(NYSE:PGI), the world’s largest dedicated provider of collaboration software and services, today announced the completion of its acquisition by funds managed or advised by Siris Capital Group, LLC in a transaction valued at approximately $1 billion.

In addition, Ted Schrafft has been named PGi’s new Chief Executive Officer. Mr. Schrafft, who served as PGi’s President for nine years and has over 35 years of experience in the technology and business communications industries, succeeds PGi founder, Boland Jones, who will be appointed to PGi’s new board of directors.

“PGi has impressed us with its successful strategy, broad portfolio of unified communications products and services and long-tenured, global customer base. We believe the company is uniquely positioned to take advantage of a growing $10+ billion market opportunity, “ said Hubert de Pesquidoux, Siris Capital executive partner and PGi executive chairman. “We look forward to working with PGi’s experienced leadership team under the guidance of newly appointed CEO Ted Schrafft to further PGi’s market lead and drive value for our customers and partners, who increasingly rely on PGi to provide and manage every aspect of their collaboration experience.”

“I am honored to have the opportunity to shepherd PGi into its next chapter, partnering with Siris Capital and our new directors. The leadership team’s management experience and industry expertise is backed by a likeminded, deep commitment to driving PGi’s continued success,” said Schrafft. “I am extremely grateful for the indelible contributions and leadership of Boland Jones, who built PGi into what it is today, and look forward to building upon this legacy.”

Commenting on the news, Boland Jones, PGi founder and former CEO said: “This is an exciting time at PGi, and I look forward to working closely with the new board to continue to build upon our successful track record. There’s no one better suited to take the reins at PGi than Ted Schrafft, whose leadership skills and business acumen are second to none. I am certain that PGi is in the best possible hands.”

The transaction, which was initially announced on September 10, 2015, was approved by a majority of PGi shareholders on December 3, 2015. In connection with the closing of the transaction, the company, which will continue to operate as Premiere Global Services, Inc., will be wholly owned by an affiliate of Siris Capital.

About Premiere Global Services, Inc.  |  PGi

PGi is the world’s largest dedicated provider of collaboration software and services. We created iMeet®, an expanding portfolio of purpose-built applications designed to meet the daily collaboration and communications needs of business professionals, with solutions for web, video and audio conferencing, smart calendar management, webcasting, project management and sales productivity. PGi’s award-winning UC&C solutions help approximately 50,000 businesses grow faster and operate more efficiently. To learn more, visit us at www.pgi.com.

Exhibit 99.1

About Siris Capital Group, LLC

Siris Capital is a leading private equity firm focused on making control investments in data, telecommunications, technology and technology-enabled business service companies in North America. Integral to Siris’ investment approach is its partnership with exceptional senior operating executives, or Executive Partners, who work exclusively with Siris to identify, validate and operate investment opportunities. Their significant involvement allows Siris to partner with management to add value both operationally and strategically. To learn more, visit us at www.siriscapital.com.

Media Contact:

Sean O’Brien

(404) 262-8462

sean.obrien@pgi.com